Exhibit 99.1

Flexsteel Announces Fourth Quarter and Fiscal 2008 Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its fourth quarter and fiscal year ended June 30, 2008.

Net sales for the fourth quarter ended June 30, 2008 were $100.6 million compared to the prior year quarter of $114.3 million, a decrease of 12.0%. Residential net sales were $66.9 million, compared to $71.5 million, a decrease of 6.4% from the prior year quarter. Commercial net sales were $22.1 million for the quarter ended June 30, 2008, compared to $25.1 million in the prior year quarter, a decrease of 11.7%. Recreational vehicle net sales were $11.6 million for the quarter ended June 30, 2008, compared to $17.7 million, a decrease of 34.9% from the prior year quarter.

Net sales for the fiscal year ended June 30, 2008 were $405.7 million compared to $425.4 million, a decrease of 4.6% from the prior fiscal year. Residential net sales were $258.1 million compared to $259.7 million in the fiscal year ended June 30, 2007. Commercial net sales were $91.5 million for the fiscal year ended June 30, 2008, a decrease of 8.1% from the fiscal year ended June 30, 2007. Recreational vehicle net sales were $56.1 million for the fiscal year ended June 30, 2008, a decrease of 15.2% from the fiscal year ended June 30, 2007.

Net income for the quarter ended June 30, 2008 was $0.3 million or $0.05 per share. Net income for the quarter ended June 30, 2007 was $5.8 million or $0.89 per share. Financial results for the prior year quarter were favorably impacted by two significant non-recurring events. The Company sold a commercial property, which resulted in a pre-tax gain of approximately $4.0 million, or $0.37 per share after tax. This gain is reported as “Gain on sale of capital assets.” The Company also realized a non-taxable gain on life insurance of $0.5 million, or $0.08 per share. This gain is included in “Interest and other income.” Excluding these items, net income for the quarter ended June 30, 2007 was $2.8 million, or $0.44 per share.

Net income for the fiscal year ended June 30, 2008 was $4.2 million or $0.64 per share compared to $9.3 million or $1.42 per share in the prior fiscal year. Results for the prior fiscal year include the two non-recurring items listed above and the gain on the sale of vacant land, which resulted in a pre-tax gain of approximately $0.4 million, or $0.04 per share after tax. This gain is also reported as “Gain on sale of capital assets” on the attached income statement. Excluding these three items net income for the year ended June 30, 2007 was $6.1 million, or $0.93 per share.

The information regarding non-recurring items is non-GAAP disclosure. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. We believe this information is relevant to our investors due to the significance of these items on net income and earnings per share and have included a table in the financial statements demonstrating the impact on earnings.

Gross margin for the quarter ended June 30, 2008 was 18.5% compared to 19.7% in the prior year quarter. This decrease is primarily due to the impact of cost increases on margins and lower absorption of fixed costs. Gross margin was 19.3% and 19.1% for the fiscal years ended June 30, 2008 and 2007, respectively.

Selling, general and administrative expenses were 17.9% and 15.8% of net sales for the quarters ended June 30, 2008 and 2007, respectively. For the fiscal years ended June 30, 2008 and 2007, selling, general and administrative expenses were 17.5% and 16.7%, respectively. This percentage increase in selling, general and administrative expenses for the current quarter and on a year-to-date basis in comparison to the prior year periods is due primarily to higher marketing and sales support expenses and higher bad debt expenses.

All earnings per share amounts are on a diluted basis.

Working capital (current assets less current liabilities) at June 30, 2008 was $100.9 million. Net cash provided by operating activities was $8.7 million and $10.3 million for the fiscal years ended June 30, 2008 and 2007, respectively. The fluctuations in net cash provided by operating activities were primarily the result of changes in net income, changes in inventory and accounts payable related to sourcing of finished product and changes in accounts receivable due to sales volume and collection patterns.

Capital expenditures, primarily for manufacturing equipment, were $1.2 million during the fiscal year 2008. Depreciation and amortization expense was $4.4 million and $5.3 million for the fiscal years ended June 30, 2008 and 2007, respectively. The Company expects that capital expenditures will be approximately $3.0 million in fiscal year 2009.

On September 2, 2008 we filed a current report on Form 8-K disclosing our determination that the previously filed consolidated financial statements and other financial information and the related reports of independent registered public accounting firm in our annual reports on Form 10-K for the fiscal years ended June 30, 2007, 2006, 2005 and 2004 and our quarterly reports on Form 10-Q for the previously mentioned fiscal years and the quarters ended March 31, 2008, December 31, 2007 and September 30, 2007 can no longer be relied upon and should be restated due to errors in the consolidated financial statements. In that report we described the background of the error and the amounts involved for each of the fiscal years and the current fiscal year quarters. We disclosed that there were no changes to the previously issued Consolidated Statement of Income for the fiscal years ended June 30, 2007 and 2006 and the quarters ended March 31, 2008, December 31, 2007 and September 30, 2007. We also reported a material weakness in our internal control over financial reporting related to the design and operating effectiveness of controls over the reconciliation of accounts payable records to the general ledger at a material consolidated subsidiary. The actions we have taken and intend to take along with the testing of the remediation efforts were also included in the Form 8-K report.

Outlook

The fiscal year ended June 30, 2008 began well with the first two quarters showing improved earnings over fiscal year 2007 on only slightly lower net sales. Beginning in the third fiscal quarter net sales dropped more rapidly, and although net earnings were only about 55% of the prior year quarterly amount, our net income for the nine-months was still ahead of the prior year nine-month total. The fourth quarter 12% decrease in net sales hampered the ability to absorb fixed costs and that, combined with additional bad debt and selling expenses, contributed negatively to fiscal year 2008 results. Normally, at least one of the markets in which we sell products is doing well. However, as can be seen from the fourth quarter information presented above, residential net sales were off 6%, commercial net sales were down 12%, and recreational vehicle seating net sales were down 35%. We do not believe that we are losing market share in these categories.

The U.S. economy, where most of our products are sold, has been greatly impacted by the credit crisis in the home mortgage sector, a fall in the value of the U.S. dollar versus most other major currencies, volatile high-cost fuel, increasing food prices and a changing political landscape. These factors have contributed to the lowest consumer confidence levels since 1981.

We have been negatively impacted by price increases in the raw materials and component parts, such as steel, poly foam and fabrics, as well as increases in the cost to transport those materials to our manufacturing facilities and products to our customers. Our overseas manufacturers have also increased prices and the cost to transport those products to the U.S. has increased with the price of fuel. We see no near term improvement in operating conditions.

This year Flexsteel Industries, Inc. will complete it’s 115th year doing business in the furniture industry. While we have seen challenging business conditions before, they are never comfortable or reassuring to our shareholders. In response to these challenges, we have:

  implemented price increases to offset cost increases where possible, commenced the closing of two manufacturing operations, Lancaster, PA and New Paris, IN, to more closely match our manufacturing capacity with our expected demand for residential and recreational vehicle seating products and we anticipate annual pre-tax savings in the range of $3.5 million to $4.0 million from this manufacturing consolidation, focused attention on our credit risk exposure,
  maintained a close relationship with our customers to offer products and services they need to operate effectively and profitability, and continued to focus on profitability and cash flow over top line growth to maintain a strong balance sheet.

While we expect that current business conditions will persist for most, if not all, of fiscal year 2009, we remain optimistic that our strategy of a wide range of quality product offerings and price points to the residential, recreational vehicle and commercial markets combined with our conservative approach to business will be rewarded.

Analysts Conference Call

We will host a conference call for analysts on Wednesday, September 17, 2008, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 64086403. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 64086403.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
		Restated
	June 30,	June 30,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,841,323	$900,326
Investments	1,160,066	976,180
Trade receivables, net	43,783,224	56,273,874
Inventories	85,791,400	78,756,985
Other	7,063,634	6,459,045
Total current assets	140,639,647	143,366,410

NONCURRENT ASSETS:
Property, plant, and equipment, net	26,372,392	28,168,244
Other assets	12,894,179	13,479,528

TOTAL	$179,906,218	$185,014,182

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$14,580,275	$15,893,964
Notes payable and current maturities of long-term debt	5,142,945	7,030,059
Accrued liabilities	19,996,315	22,540,063
Total current liabilities	39,719,535	45,464,086

LONG-TERM LIABILITIES:
Long-term debt	20,810,597	21,336,352
Other long-term liabilities	6,623,699	5,535,113
Total liabilities	67,153,831	72,335,551

SHAREHOLDERS’ EQUITY	112,752,387	112,678,631

TOTAL	$179,906,218	$185,014,182

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
NET SALES	$100,630,109	$114,289,285	$405,654,829	$425,399,951
COST OF GOODS SOLD	(81,992,866)	(91,723,335)	(327,165,396)	(344,176,763)
GROSS MARGIN	18,637,243	22,565,950	78,489,433	81,223,188
SELLING, GENERAL AND ADMINISTRATIVE	(18,026,008)	(18,009,657)	(70,893,485)	(70,895,260)
GAIN ON SALE OF CAPITAL ASSETS	–	3,978,027	–	4,370,712
OPERATING INCOME	611,235	8,534,320	7,595,948	14,698,640
OTHER INCOME (EXPENSE):
Interest and other income	139,610	817,494	468,933	1,276,857
Interest expense	(284,798)	(381,212)	(1,468,476)	(1,491,510)
Total	(145,188)	436,282	(999,543)	(214,653)
INCOME BEFORE INCOME TAXES	466,047	8,970,602	6,596,405	14,483,987
PROVISION FOR INCOME TAXES	(130,000)	(3,130,000)	(2,360,000)	(5,150,000)
NET INCOME	$336,047	$5,840,602	$4,236,405	$9,333,987
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,575,633	6,570,467	6,573,999	6,567,522
Diluted	6,608,512	6,593,813	6,611,136	6,582,558
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.05	$0.89	$0.64	$1.42
Diluted	$0.05	$0.89	$0.64	$1.42

NON-GAAP DISCLOSURE (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
	June 30, 2007		June 30, 2007
	$ in millions	$ per share	$ in millions	$ per share
GAAP net income	$5.8	$0.89	$9.3	$1.42
Adjustments to reconcile net income:
Gain on sale of capital assets, net of tax	(2.5)	(0.37)	(2.7)	(0.41)
Non-taxable gain on life insurance	(0.5)	(0.08)	(0.5)	(0.08)
NON-GAAP Net Income	$2.8	$0.44	$6.1	$0.93

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year Ended
	June 30,
	2008	2007
OPERATING ACTIVITIES:
Net income	$4,236,405	$9,333,987
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,437,903	5,270,651
Deferred income taxes	349,294	1,464,664
Gain on disposition of capital assets	(49,180)	(4,407,682)
Stock-based compensation expense	186,000	274,000
Other non-cash, net	(88,309)	–
Changes in operating assets and liabilities	(342,056)	(1,644,505)
Net cash provided by operating activities	8,730,057	10,291,115

INVESTING ACTIVITIES:
Net sales of investments	131,079	(298,124)
Proceeds from sale of capital assets	73,847	6,039,946
Capital expenditures	(1,227,863)	(10,839,479)
Net cash used in investing activities	(1,022,937)	(5,097,657)

FINANCING ACTIVITIES:
Net payment of borrowings	(2,412,869)	(2,946,618)
Dividends paid	(3,414,960)	(3,414,369)
Proceeds from issuance of common stock	61,706	82,087
Net cash used in financing activities	(5,766,123)	(6,278,900)

Increase (Decrease) in cash and cash equivalents	1,940,997	(1,085,442)
Cash and cash equivalents at beginning of period	900,326	1,985,768
Cash and cash equivalents at end of period	$2,841,323	$900,326

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer